Exhibit 99.1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

May 15, 2013	PRESS RELEASE

TCPH Reports Financial Results for Q1 2013

LAKEVILLE, MN – Twin Cities Power Holdings, LLC (“TCPH” or the “Company”) today announced its financial results for the first quarter ended March 31, 2013:

•	Total revenues for Q1 2013 were $8,234,000 compared to $3,813,000 for the same period in 2012, an increase of 78%.
•	Operating income for Q1 2013 totaled $1,167,000, up 115% from $542,000 earned in Q1 2012.
•	Net income for 2013’s first quarter totaled $826,000, up 490% from $140,000 in the comparable period of 2012.
•	Town Square Energy, our retail electricity business, recorded $1,437,000 of revenue and added over 3,800 customers between December 31, 2012 and March 31, 2013.
•	The ratio of earnings to fixed charges[1] for the trailing 12 months ended March 31, 2013 was 3.20 times. Interest coverage (operating income divided by interest expense) for the first quarter of 2013 was 3.37 times versus 1.49 times for the first three months of 2012.
•	With respect to our balance sheet:
o	At March 31, 2013, our liquidity ratio (cash, trading accounts and deposits, and trade receivables divided by total assets) declined very slightly to 89.5% compared to 89.9% at March 31, 2012;
o	Our debt-to-total capital ratio (total debt divided by total debt plus equity) decreased slightly to 53.6% at March 31, 2013 from 55.5% at March 31, 2012; and
o	Our debt-to-equity ratio (total debt divided by total equity) improved to 1.15 times at March 31, 2013 compared to 1.25 times at March 31, 2012.
•	Based on management’s assessment of wholesale and retail electricity market conditions, we are confirming our guidance that revenues for 2013 should be in a range of $30 to $35 million, with operating income of $4.5 to $5.5 million[2].

With respect to electricity markets during the quarter, the benchmark PJM West Hub peak price, to which much of our wholesale trading activity is related, averaged $41.08/MWh with a standard deviation of $8.97 and a trading range of $29.70 to $77.67. For comparison’s sake, the average price for the first quarter of 2012 was $34.77 with a high of $50.15, a low of $28.81, and a standard deviation of $4.22. For the first quarter of 2013, the benchmark Henry Hub natural gas spot price averaged $3.49/MMBtu, up 43% from $2.44 during the same period in 2012. Furthermore, during Q1 2013, weekly natural gas storage levels averaged 2,422 BCF or about 11% below last year’s level of 2,736 BCF and 19% above the 5-year average of 2,043 BCF.

[1]	"Earnings" are equal to income before taxes, interest expense, and one-third of operating lease rental expense to approximate the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation. "Fixed charges" include interest expense plus one-third of operating lease rental expense.
[2]	Previously we gave guidance on net income, but believe that operating income is the more relevant measure for our debt holders.

1

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

“The first quarter showed the start of a recovery in our wholesale trading business from the unusual market conditions that characterized 2012. Volatility in the PJM West Hub peak price as shown by the standard deviation more than doubled for the quarter. The weather was closer to normal, gas supplies have decreased, and prices have risen from the lows we saw last year. The most recent NOAA three month forecast made April 18 for May, June, and July calls for above normal temperatures for much of the country, meaning that we may see more trading opportunities this summer”, said Tim Krieger, TCPH’s Chief Executive Officer.

"The first quarter held good news and bad news for Town Square Energy, our retail business. The bad news was that constrained natural gas supplies and an extended cold spell in January and February caused both wholesale prices and electricity demand in New England to spike and remain at exceptionally high levels, which increased the cost to service our customers. Fortunately, our hedging program mitigated much but not all of the increase. In addition, we added over 3,800 new customers during the quarter, bringing the total to over 8,000 as of March 31, 2013. In April, we received the news that Massachusetts and Rhode Island approved our applications for retail supplier licenses and we expect that the New Hampshire PUC will approve our application in the near future. We are on track to begin marketing in these states by summer”, concluded Mr. Krieger.

About Twin Cities Power Holdings, LLC

Twin Cities Power Holdings, LLC is a Minnesota limited liability company that serves as a holding company for three wholly-owned subsidiaries - Twin Cities Power, LLC; Cygnus Partners, LLC; and Twin Cities Energy, LLC. TCPH is headquartered at 16233 Kenyon Ave, Suite 210, Lakeville, MN 55044, telephone 952-241-3103. More information about the Company is available at www.twincitiespower.com.

The Company’s subsidiaries trade electricity for their own accounts in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission. Town Square Energy, a division of TCP, holds retail electricity supplier licenses from the states of Connecticut, Massachusetts, and Rhode Island and has an application pending in New Hampshire. See www.townsquareenergy.com.

While the equity of TCPH is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New York, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain an investment kit, visit www.tcpnotes.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: "may", "will", "expect", "anticipate", "believe", "estimate" "continue", "predict", or other similar words making reference to future periods, including expectations of 2013 revenues and operating income. Forward-looking statements appear in a number of places in this press release and include statements regarding our intent, belief, or current expectation about trends affecting the markets in which we participate, our businesses, financial condition, and growth strategies, among other things. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements as a result of various factors, including, but not limited to, those set forth in the "Risk Factors" sections of our filings with the Securities and Exchange Commission.

2

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

If any of the events described in these "Risk Factors" occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

TCPH’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company's financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of liquidity measures and debt-to-equity ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company's ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III

VP - Finance & CFO, 952-241-3105

3

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

Twin Cities Power Holdings, LLC & Subsidiaries

U.S. dollars in thousands	For 3 months ended Mar 31,				For year ended Dec 31,
	2013		2012		2012
Statement of Operations Data	unaudited		unaudited		audited

Wholesale trading revenue, net	$6,797		$3,813		$19,074
Retail electricity revenue	1,437		–		–
Net revenue	8,234		3,813		19,074

Total operating costs & expenses	7,067		3,271		16,036
Operating income	1,167		542		3,038

Interest income (expense), net	(349)		(365)		(1,065)
Interest income	7		10		31
Other income (expense), net	–		(9)		(17)
Income before taxes	826		177		1,987

Tax provision (benefit)	–		37		56
Net income	826		140		1,931

Preferred distributions	(137)		(92)		(503)
Net income attributable to common	689		48		1,427

Foreign currency translation adjustment	(37)		19		(84)
Change in fair value of cash flow hedges	131		–		(82)
Comprehensive income (loss)	$783		$67		$1,846

Ratio of earnings to fixed charges (1)	3.37	x	1.49	x	2.62	x
Ratio of earnings to fixed charges, TTM	3.20	x	–		–

	At Mar 31,		At Mar 31,		At Dec 31,
	2013		2012		2012
Balance Sheet Data	unaudited		unaudited		audited

Cash	$1,010		$1,088		$772
Trading accounts & deposits	13,440		14,362		12,025
Trade receivables	1,113		447		2,191
Prepaid expenses & other	339		824		190
Total current assets	15,901		16,721		15,177

Equipment & furnishings, net	550		676		571
Intangible assets, net	545		–		125
Deferred financing costs, net	383		295		389
Total assets	$17,381		$17,692		$16,263

Trade payables	$1,434		$1,470		$1,469
Accrued expenses & other liabilities	3,057		3,500		2,115
Notes payable, demand & current	4,949		4,143		5,006
Total current liabilities	9,439		9,113		8,589

Long term debt	1,856		2,915		1,274
Other liabilities	188		–		–
Total liabilities	11,483		12,027		9,863

Redeemable preferred equity	2,745		2,745		2,745
Common equity	2,603		2,277		3,197
Accumulated comprehensive income	551		643		457
Total equity	5,899		5,665		6,399
Total liabilities & equity	$17,381		$17,692		$16,263

Liquidity, percent of total assets	89.5%		89.9%		92.2%
Debt to total capital ratio	53.6%		55.5%		49.5%
Debt to equity ratio	1.15	x	1.25	x	0.98	x

4

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

This chart shows the growth of the Company’s retail business - Town Square Energy – since the date of acquisition on June 30, 2012. Revenue (the dotted blue bars, left scale) has grown from less than $15,000/month to about $500,000/month and customer counts (the green bars, right scale) have increased from less than 150 to over 8,000. Our unit sales are now over 7,000 MWh/month (purple line, right scale). Our primary marketing strategy has been to price our contracts such that our offers provide savings compared to the standard rates offered by the incumbent utilities (Connecticut Light & Power and United Illuminating). Consequently, our offers typically appear in the first two or three listings below theirs on ctenergyinfo.com, a comparison shopping engine sponsored by the Connecticut Department of Energy & Environmental Protection (formerly the Department of Public Utility Control). For example, on March 29, 2013, CLP’s standard offer to residential consumers was 7.62 ¢/kWh fixed through June 30, 2013, UI’s was 7.70 ¢/kWh fixed through December 31, 2013, and we were offering a three month fixed price contract at 6.97 ¢/kWh with no cancellation fee.

5

16233 Kenyon Ave, Suite 210 Lakeville MN 55044 952-241-3103 main • 952-898-3571 fax

This chart shows the level and volatility of PJM West Hub day-ahead power prices for all of 2012 and for 2013 on a year to date basis. Our revenues generally correspond to weather-driven volatility or lack thereof. The lack of normal volatility in the much of 2012 reduced our revenues and profits, but other factors come into play as well, which might cause revenues to correlate less directly to volatility. Among others, these factors include the size and nature of the trades we may or may not have in place when and if the market moves, as well as the duration of profitable trading opportunities. As you can see, volatility has increased in 2013 compared to 2012.

6